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                                                                     EXHIBIT 8.2

                     [Letterhead of Calfee, Halter & Griswold]

                                                                  March 27, 2001

Scott Technologies, Inc.
One Chagrin Highlands
2000 Auburn Drive, Suite 400
Beachwood, Ohio 44122

Re: The Scott Technologies/Tyco Merger
Ladies and Gentlemen:

    We have acted as special counsel for Scott Technologies, Inc., a Delaware corporation ("Company"), in connection with the Agreement and Plan of Merger dated as of February 4, 2001 (the "Agreement") by and among Tyco Acquisition Corp. VI (NV) ("Parent"), a Nevada corporation and wholly owned first tier subsidiary of Tyco International Ltd., a Bermuda company ("Guarantor"), R2 Mergersub, Inc., a Delaware corporation and wholly owned first tier subsidiary of Parent ("Merger Sub"), and the Company, which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company on the terms and conditions set forth therein, the time at which the Merger becomes effective being hereafter referred to as the "Effective Time." All capitalized terms, unless otherwise specified, have the meanings assigned to them in the Agreement.

    In that connection, you have requested our opinion concerning certain matters included in the discussion of the material United States federal income tax consequences of the Merger to holders of Company Common Stock under the caption "The Merger--Material U.S. Federal Income Tax and Bermuda Tax Consequences--U.S. Federal Income Tax Consequences--Consequences of the Merger" in the Registration Statement on Form S-4 of Guarantor (the "Registration Statement"), which includes the Proxy Statement/Prospectus of Guarantor, filed with the Securities and Exchange Commission (the "SEC") and to which this opinion appears as an exhibit. In providing our opinion, we have examined the Agreement, the Registration Statement and the originals, or duplicates or certified or conformed copies, of such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement, and will qualify as a statutory merger under the laws of the State of Delaware; (ii) the statements concerning the Merger set forth in the Agreement and the Registration Statement are true, correct and complete and will not later become inaccurate;
(iii) the representations made to us by each of the Company, Guarantor, Parent, and Merger Sub in their respective representation letters attached hereto (the "Representation Letters") will be true, correct and complete as of the Effective Time and will not later become inaccurate, without regard to any limitations of such representations to "the best knowledge of" or any similar qualifications;
(iv) any representations made in the Agreement "to the best knowledge of" or similarly qualified are true, correct and complete and will not later become inaccurate, in each case, without regard to such qualification; (v) each of the Company, Guarantor, and Parent will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder (the "Regulations"); and (vi) the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding and enforceable in accordance with their terms. If any of the above- described assumptions are untrue for any reason or if the Merger is consummated in a
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manner that is inconsistent with the manner in which it is described in the
Agreement and Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

    No ruling has been (or will be) sought from the Internal Revenue Service (the "IRS") by the Company, Guarantor or Parent as to the United States federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

    The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger may affect the continuing validity of our opinion set forth herein. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions. We are members of the Bar of the State of Ohio, and we do not express any opinion herein concerning any law other than the federal law of the United States.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

    - the merger will constitute a reorganization within the meaning of
      Section 368 of the U.S. Internal Revenue Code that is not subject to
      Section 367(a)(1) of the Code pursuant to Treasury Regulation
      Section 1.367(a)-(3)(c) (other than with respect to a Scott stockholder that is a "5% transferee shareholder" within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii)); and

    - each of Guarantor, Parent and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

    We are furnishing this opinion in connection with the filing of the Registration Statement with the SEC, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

    We consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement, and to the references to our firm name therein.

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                                                             Very truly yours,
                                                             /s/ Calfee, Halter & Griswold LLP
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